EXHIBIT B

Cleco Corporation Organizational Chart
As of December 31, 2004
Ownership interests of the respective members are 100% unless noted otherwise

Cleco Corporation

Cleco Power LLC		Cleco Midstream Resources LLC			Cleco Support Group LLC		CLE Resources, Inc.		Cleco Innovations LLC

Acadia Power Holdings LLC	Cleco Energy LLC	Cleco Evangeline LLC	Cleco Generation Services LLC	CLE Intrastate Pipeline Company, LLC	Cleco Marketing & Trading LLC	Perryville Energy Holdings LLC		Diversified Land LLC	Cleco ConnexUs LLC	UTS, LLC

Acadia Power Partners, LLC (50%)	DeSoto Pipeline Co., Inc.	Four Square Production LLC				Perryville Energy Partners, LLC				STUCO Innovations, Inc.

Acadia Partners Pipeline LLC